Consent of Independent Public Accountants





As independent public accountants, we hereby consent to the use in this Pre-Effective Amendment No. 1 of our report dated June 18, 1998 and to all references to our Firm included in or made a part of this Pre-Effective Amendment.


                                                ARTHUR ANDERSEN LLP


Louisville, Kentucky
June 18, 1998